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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF DUCOMMUN INCORPORATED]

                                  July 22, 1997


Ducommun Incorporated
23301 South Wilmington Avenue
Carson, California 90745

         Re:  350,000 Additional Shares
              Under 1994 Stock Incentive Plan
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Gentlemen:

         You have requested my legal opinion with respect to the 1994 Stock Incentive Plan (the "Plan") covering an additional 350,000 shares of common stock, $.01 par value per share (the "Common Stock") of Ducommun Incorporated (the "Company"), as approved by the Board of Directors of the Company on January 22, 1997 and by the shareholders of the Company on May 7, 1997.

         For purposes of this opinion, I have examined the Plan, the relevant resolutions of the Board of Directors and of the shareholders of the Company, and the registration statement on Form S-8 proposed to be filed with the Securities and Exchange Commission with respect to the registration of 350,000 additional shares of Common Stock under the Plan. I have also conducted such other legal and factual examinations and inquiries and obtained such certificates and assurances from officers and representatives of the Company as I deemed appropriate under the circumstances.

         Based upon such examination and subject to the foregoing, I am of the opinion that:

         1. The Plan has been duly and validly authorized by the Company under the Delaware General Corporation Law.

         2. Shares of Common Stock of the Company, when issued and paid for pursuant to and in accordance with the terms and conditions of the Plan, will be duly and validly issued, fully paid and nonassessable shares of Common Stock of the Company.

         This opinion is being delivered to the Company in connection with the filing of the registration statement referred to above, and may not be used or relied upon by anyone other than the Company and may not be quoted in whole or in part without my prior written consent. I hereby consent to the filing of this opinion as an exhibit to the registration statement referred to above.

                                                 Sincerely,

                                                 /s/ James S. Heiser
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                                                     James S. Heiser
                                                     General Counsel